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                                                                      EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-52265, 333-04835 and 333-64998 on Form S-3 and Registration Statement Nos. 333-09547, 333-33727, 333-39899, 333-87563 and 333-92252 on Form S-8 of Alaska
Air Group, Inc. and subsidiaries (the Company) of our report dated March 10, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in the methods of accounting for goodwill and for the deferral of revenue on miles sold under the mileage plan, both discussed in
Note 15 to the consolidated financial statements), appearing in this Annual Report on Form 10-K of Alaska Air Group, Inc. and subsidiaries for the year ended December 31, 2002.


/s/ DELOITTE & TOUCHE LLP


Seattle, Washington

March 10, 2003